Exhibit 4.3

GERBER SCIENTIFIC, INC.

2005-2006 EXECUTIVE ANNUAL INCENTIVE BONUS PLAN

1. Purpose

     The purpose of the Plan is to reward certain Designated Executives of the Company and its subsidiaries by providing annual cash bonuses based upon the achievement of Performance Goals which are to be predefined by the Committee.

2. Definitions

     For purposes of this Plan, the following terms shall have the definitions set forth below:

     a. “Board.” The Board of Directors of the Company.

     b. “Bonus Stock.” Shares of the Company’s Common Stock acquired in lieu of a portion of the cash bonus earned under this Plan.

     c. “CEO.” The Chief Executive Officer of the Company.

     d. “Change of Control.” A change of control as defined in the Employee Stock Plan.

     e. “Code.” The Internal Revenue Code of 1986, as amended, and as it may be amended from time to time, or any corresponding federal tax statute enacted after the date this Plan is adopted by the Committee. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date this Plan is adopted by the Committee, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Plan containing such reference.

     f. “Committee.” The Management Development and Compensation Committee, as appointed from time to time by the Board and consisting solely of three or more outside directors who are not otherwise Employees of the Company or any subsidiary.

     g. “Company.” Gerber Scientific, Inc.

     h. “Corporate Employees.” Employees of the Company (as distinguished from Employees of any subsidiary) who are not Corporate Officers.

     i. “Corporate Designated Executives.” Corporate Officers and other key Corporate Employees designated by the Committee as eligible to receive cash bonuses pursuant to section 6, hereof.

     j. “Corporate Officers.” Officers of the Company at the level of Vice President or above.

     k. “Designated Executives.” Corporate Designated Executives and Subsidiary Designated Executives.

     l. “Employees.” Individuals employed by either the Company or one of its Subsidiaries.

     m. “Employee Stock Plan.” The Company’s 2003 Employee Stock Option Plan and as it may be further amended from time to time.

     n. “Performance Goals.” Goals based on business criteria established by the Committee in accordance with section 5, hereof, computed in accordance with the directions of the Committee.

     o. “Permanent Disability.” Permanent and Total Disability as provided in Section 22(e)(3) of the Code.

     p. “Plan.” This 2005-2006 Executive Annual Incentive Bonus Plan, as it may be amended from time to time.

     q. “Regular Wages Paid.” The annual salary payable by the Company (or its Subsidiary) to the plan participant on the last day of each fiscal year covered by this Plan.

     r. “Retirement.” Retirement as defined in the Employee Stock Plan.

     s. “Restricted Stock.” Shares of Company Common Stock granted or to be granted subject to certain restrictions as provided in Sections 8.2 and 8.2.1.

     t. “Subsidiary” or “Subsidiaries.” The Company’s existing U.S. operating subsidiary, Gerber Scientific International, Inc., and such other corporations which are or may become direct or indirect wholly-owned subsidiaries of the Company and which are designated by the Committee as a subsidiary to be included within the terms of this Plan.

     u. “Subsidiary Designated Executives.” The President of each Subsidiary and other key employees of the Subsidiary designated by the Committee as eligible to receive cash bonuses pursuant to section 6 hereof.

     v. “Target Bonus Potential.” The bonus percentages as set forth in, or authorized by, section 6.1 hereof.

3. Summary

     Bonuses under the Plan are payable to the Designated Executives upon the achievement of one or more Performance Goals. The Committee will establish Performance Goals each year for the Company and for each Subsidiary. Designated Executives shall be entitled to bonuses based upon the achievement of the Performance Goals by the Company for Corporate Designated Executives or by the Subsidiary for a Subsidiary Designated Executive; provided, however, that no bonuses shall be paid until the Committee has certified in writing the achievement of the applicable Performance Goal(s).

4. Plan Years

     Subject to shareholder approval of the Plan, the Plan will be effective for the fiscal years ending April 30, 2005 and April 30, 2006.

5. Performance Goal(s)

     Performance Goal(s) for each fiscal year for the Company and each Subsidiary shall be determined by the Committee, but must be based on one or more of the following business criteria, each business criteria to be subject to such adjustments for changes in accounting principles and/or other items that are required by generally accepted accounting principles (“GAAP”) to be separately disclosed in the Company’s or each Subsidiary’s financial statements: return on equity, return on assets, net income, cash flow, book value, earnings before interest and taxes (“EBIT”), revenues, financial return ratios, market performance of the Company, total shareholder return and/or earnings per share. Performance Goals established by the Committee may specifically provide for graduated levels of achievement by the Company, or the Subsidiary, both above and below one or more stated Performance Goal(s) and consequent preestablished bonus payment amounts as a result of the achievement of each graduated level of the Performance Goal(s). Cash bonuses to Corporate Designated Executives are determined in accordance with achievement of the Performance Goal(s) of the Company. Cash bonuses to Subsidiary Designated Executives are determined in accordance with achievement of the Performance Goal(s) of the applicable Subsidiary by which each such Subsidiary Designated Executive is employed, subject to the provisions of Section 7.1.3. The Performance Goal(s) for each fiscal year shall be established by the Committee within the first three months of that fiscal year or within such other time as may be required pursuant to Section 162(m) of the Code.

6. Determination of Individual Bonus Amounts

     6.1. The Target Bonus Potential. The Target Bonus Potential for cash bonus awards for each fiscal year will be fixed by the Committee as a percentage of each participant’s Regular Wages Paid. Except for grants of Restricted Stock in accordance with section 8.2, awards shall be made under the Plan according to these targets only to the extent that the applicable Performance Goal(s) has been achieved in accordance with the term(s) of such goal. All bonus amounts payable hereunder are subject to the maximum bonus percentage and maximum bonus amount stated in section 6.2.

     6.2. Maximum Bonus Percentages and Amounts. The maximum cash bonus payable any Designated Executive is two times the Target Bonus Potential. This maximum bonus amount may be increased by up to one-sixth of the amount of such bonus by an additional award of Restricted Stock, subject to the Designated Executive’s stock election pursuant to section 8.2. In no event shall any cash bonus payable to any Designated Executive under this plan exceed $1,500,000 for any fiscal year (as computed prior to any election to receive Company Stock and Restricted Stock under section 8.2).

     6.3. Committee Authority. The Committee shall have the sole authority to designate which Employees are classified as Corporate Officers, and the Chief Executive Officer of the Company shall have authority to designate other Corporate Designated Executives and Subsidiary Designated Executives subject to ratification by the Committee.

7. Eligibility

     7.1 Eligible Participants. Eligibility under this Plan is limited to Designated Executives who are on the active permanent payroll on the last day of the fiscal year and who have been employed continuously by the Company or a Subsidiary for more than two (2) months.

          7.1.1 An approved leave of absence shall not be considered a break in service for purposes of eligibility to receive bonuses under the Plan.

          7.1.2 Designated Executives who as of the last day of the fiscal year have been employed by the Company or a Subsidiary for less than two (2) months are not eligible to receive any bonus under the Plan. Designated Executives who as of April 30 have been employed continuously by the Company or a Subsidiary for more than two (2) months but less than one (1) year shall participate pro rata in the Plan.

          7.1.3 Designated Executives who transfer between participating companies but who otherwise qualify under the terms hereof, shall participate pro-rata in the Plan of each company where they were employed during the fiscal year. Bonus amounts payable under this Plan are to be based on the respective Regular Wages Paid and applicable Target Bonus Potential at each company where the transferred Designated Executive was employed.

     7.2 Excluded Employees. Specifically excluded from participating in the Plan are: Employees who participate in other forms of cash incentive compensation plans (e.g., commission plans).

8. Distribution of Incentive Bonus

     8.1 Cash Distribution. Except as provided in this section 8 and subject to any voluntary deferral under the Company’s 401(k) plan, Deferred Compensation plan or other voluntary deferral plans as the Committee may adopt, the incentive bonus shall be paid in cash to eligible Designated Executives in accordance with section 6 (“Determination of Individual Bonus Amounts”). It is expected that any distribution for each fiscal year will be made on or before July 15th following the close of each fiscal year, subject to certification by the Committee that the applicable Performance Goal(s) have been achieved.

     8.2 Stock Election. Designated Executives whose Target Bonus Potential is thirty per cent (30%) or higher and who are authorized by the Committee may elect to receive up to 50 percent of their bonus in the form of Company Common Stock in lieu of cash less applicable withholding taxes. To encourage the election of Bonus Stock, the Company shall award additional shares of the Company’s Common Stock which shall equal in value (valued as of the date of purchase of the Bonus Stock without regard to any restrictions that may attach to such shares) one-third of the bonus amount elected to be received in stock before tax withholding and shall be subject to certain restrictions (“Restricted Stock”). The restrictions and other terms of such Restricted Stock award shall be determined by the Committee and set forth in separate grant agreements. The agreement shall provide, among other things, that such Restricted Stock shall vest (and the restrictions shall lapse) in equal installments at each of the three anniversary dates following the date of payment, provided that the Restricted Stock has not been forfeited prior to any such vesting date. In the event that all or any portion of the Bonus Stock (after deduction for taxes withheld) is sold, transferred, or otherwise disposed of by the recipient thereof during the three year period following the grant of the Restricted Stock, a proportional number of the shares of Restricted Stock not yet vested shall be forfeited. [Example: If a participant received 150 shares of Common Stock in lieu of a portion of his or her cash bonus, after withholding 60 shares for taxes, the participant will receive 90 shares of Bonus Stock. The participant would then be granted 50 shares of Restricted Stock (one third of 150 shares). If the participant then sells all 90 shares of the Bonus Stock after the first anniversary of the Restricted Stock Grant date but before the second anniversary thereof, two-thirds of the shares of Restricted Stock (33.33 shares) would be forfeited to the Company. The restrictions as to one-third of the Shares of Restricted Stock (16.67 shares) would have lapsed after one year and those shares would no longer be Restricted Stock.] The foregoing provisions with respect to forfeiture shall not be applicable with respect to Bonus Shares which are transferred or otherwise disposed of to the Company in satisfaction of amounts due the Company incident to the exercise of stock options or other Company plans with respect to the purchase of Company stock provided, however, that shares resulting from such transaction equivalent in number to the Bonus Shares transferred or otherwise disposed of to the Company incident to such transactions are retained by the Designated Executive consistent with the terms of this Plan regarding the vesting of Restricted Shares. Upon termination of employment for any reason other than death, Permanent Disability or Retirement, all Restricted Stock not yet vested shall be forfeited. If termination of a Designated Executive’s employment is due to death, Permanent Disability or Retirement, all restrictions on the Restricted Stock issued to such Designated Executive pursuant to the Plan shall terminate upon such termination. All restrictions on Restricted Stock issued to a Designated Executive pursuant to this Plan shall also terminate in the event of a Change of Control.

          8.2.1. Restrictions. Restricted Stock shall be subject to such additional restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times or under circumstances as the Committee may determine on the date of election or thereafter. Except as stated in section 8.2, a Designated Executive granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the restricted shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). Prior to vesting, Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Designated Executive. Certificates representing shares of Restricted Stock may be legended to restrict transfer.

          8.2.2. Income Tax Withholding. It shall be a condition of an Employee’s right to receive a bonus under this Plan whether in the form of Bonus Stock (including Restricted Stock) or cash, that the Designated Executive consents to the withholding by the Company of any federal, state or other taxes which the Company is obligated to withhold or collect. The Company is authorized to withhold any such federal, state or other taxes resulting from such bonus by withholding such number of shares of Company Common Stock otherwise issuable to such Employee that, based on the fair market value of the shares on the date the bonus payment is made, will satisfy such federal, state or other tax withholding. It shall be a condition of a Designated Executive’s right to receive Restricted Stock pursuant to this Plan that the Designated Executive agrees and authorizes the Company to either withhold from such Designated Executive’s Regular Wages Paid or, at the Company’s election, to reduce the number of shares of Restricted Stock which would otherwise be due to the Designated Executive under this Plan by an amount which, in the sole discretion of the Company, is sufficient to pay all income taxes that the Company is required to withhold or collect in connection with the Restricted Stock award.

          8.2.3. Investment Representation. Unless the Committee otherwise determines, Participants who elect to receive Common Stock in lieu of cash must agree to take such Common Stock for investment and not for distribution. Delivery of such representations as may be requested by the Committee shall be a condition precedent to the right of the Participant to receive any shares of Common Stock under this Plan. Certificates representing such shares of Common Stock may be legended to restrict transfer absent compliance with the federal securities laws.

          8.2.4. Issuance of Bonus Stock and Restricted Stock. Company Common Stock received by Designated Executives in lieu of cash may, in the sole discretion of the Committee, be issued by the Company, purchased in the open market using the applicable portion of the Designated Executive’s cash bonus amount, or issued under the Employee Stock Plan. In the Committee’s discretion, Restricted Stock may be issued as Restricted Shares under this Plan or under the Employee Stock Plan.

     8.3 Number of Shares Under the Plan. The maximum number of Company shares that may be issued under this Plan shall not exceed 250,000 shares, of which not more than 83,334 shares shall be restricted shares, subject to section 9.5 below.

9. Miscellaneous

     9.1 Transferability. A Designated Executive’s rights and interests under the Plan may not be assigned or transferred. In the event of a Designated Executive’s death after the end of a fiscal year but prior to the bonus payment date, the Company shall pay any bonus amounts due under the Plan to the Designated Executive’s designated beneficiary, or in the absence of such designation, by will or the laws of descent and distribution.

     9.2 Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to adopt plans whereby the bonus payments otherwise payable under the Plan may be voluntarily deferred, at the participant’s election, to establish and revise rules, amounts and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions of the Committee shall be final, conclusive, and binding upon all parties, including the Company, Subsidiaries, shareholders, and Designated Executives. The Committee shall, in the exercise of its sole discretion, determine any and all issues relating to the manner by which Performance Goals are to be calculated and certified and upon whom it shall rely in the determination of achievement and certification of Performance Goals or computation of any and all compensation due hereunder including bonus amounts payable under the Plan.

     9.3 Amendment and Termination. The Committee reserves the right to modify, suspend or terminate the Plan in whole or in part at any time; provided, however, that no modification of the Plan by the Committee without approval of the shareholders will materially increase the maximum amount allocated to the CEO and the four most highly compensated Employees or render any member of the Committee eligible for a bonus award. Any modification to material terms of the Plan (i.e., employees eligible, business criteria on which the performance goal is based, or maximum amount of compensation payable) shall require shareholder approval prior to the payment of any benefit.

     9.4 No Agreement to Employ. Nothing in the Plan shall be construed to constitute or evidence an agreement or understanding, express or implied, by the Company to employ or retain any Designated Executive for any specific period of time.

     9.5 In the event that the number of the outstanding shares of Common Stock is changed by reason of stock dividend or stock split or other combination or circumstance which results in the issuance of additional shares of Common Stock to existing shareholders, the number of shares which may thereafter be purchased under this Plan and the number of shares that may be issued as Restricted Stock under this Plan shall be adjusted proportionately so as to reflect such change. If any shares of Restricted Stock are forfeited, such shares shall thereafter be available for reissuance under this Plan.

     9.6 Certification of Financial Statements; Certification That Terms Have Been Satisfied. Prior to payment of any bonus amount under the Plan, the Company’s independent auditors shall have certified the financial statements of the Company for the fiscal year immediately preceding the fiscal year in which the bonus is to be paid. In addition, bonuses will not be paid until the Committee has certified in writing that the Performance Goal(s) and all other material terms stated herein have been attained. For this purpose, the approved minutes of a Committee meeting in which a certification is made shall be treated as a written certification.

     9.7 Indemnification. Current and past members of the Board or Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be or become a party or in which such member may be or become involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such member in settlement thereof (with the Company’s written approval) or paid by such member in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such member’s lack of good faith. Indemnification pursuant to this provision is subject to the condition that, upon the institution of any claim, action, suit, or proceeding against such member, such member shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on such member’s behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such member may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such member harmless.

     9.8 Governing Law. This Plan shall be governed by the laws of the State of Connecticut.

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